Exhibit 99.1

News Release

Hexcel Corporation, 281 Tresser Boulevard, Stamford, CT 06901 (203) 969-0666

DAVID E. BERGES TO RETIRE AT END OF YEAR, NICK L. STANAGE NAMED

CHIEF EXECUTIVE OFFICER OF HEXCEL CORPORATION,

BERGES NAMED EXECUTIVE CHAIRMAN

STAMFORD, CT. — July 22, 2013 — Hexcel Corporation (NYSE: HXL) today announced that, effective August 1, 2013, Mr. Nick L. Stanage is appointed President & Chief Executive Officer of Hexcel Corporation and will join the Board of Directors. Mr. David E. Berges is appointed Executive Chairman of the Board until his retirement on December 31, 2013, and then will provide advisory services for one year.

Mr. Berges commented: “This announcement is the final step in Hexcel’s carefully orchestrated succession process to ensure an orderly transition. Over the last three years, Nick Stanage has gained the confidence of the Board, the global organization, our customers, and suppliers while delivering record performance. I am delighted that the Board considers him well prepared to take on this additional responsibility.”

Mr. Stanage, 54, joined Hexcel in 2009 as President and was appointed Chief Operating Officer in May, 2012. From 1986 to August 2005, Mr. Stanage held positions of increasing responsibility in engineering, operations, and marketing with Honeywell Inc. (formerly AlliedSignal Inc.), including VP Integrated Supply Chain & Technology for the $1.0 billion Consumer Products Group and finally VP and GM of the Aerospace Group’s $1.4 billion Engine Systems & Accessories Division. Prior to joining Hexcel he served as President of the $3.7 billion Heavy Vehicle Products business of Dana Holding Corporation. Mr. Stanage earned his MBA from Notre Dame, and a Bachelor of Science in Mechanical Engineering from Western Michigan University.

Mr. Berges has served as Chairman & CEO of Hexcel since 2001 and is retiring after a 42 year career in Industrial and Aerospace industries including positions at General Electric and Honeywell. Mr. Berges intends to retire from the Board at the end of this year but will provide advisory services through 2014.

Ms. Sandra Derickson, Hexcel Lead Director and Chair of the company’s Nominating & Governance Committee said, “We thank Mr. Berges for his outstanding leadership and countless contributions for over twelve years as Chairman & CEO. During Dave’s tenure, Hexcel has established itself as the world leader in advanced composites, and delivered excellent value to our shareholders. We are also pleased to announce the appointment of Mr. Stanage as President & Chief Executive Officer of the company. Since joining Hexcel in 2009, Nick has demonstrated superior leadership, and worked closely with Mr. Berges and the board of directors on the future direction of the company.”

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Hexcel Corporation is a leading advanced composites company. It develops, manufactures and markets lightweight, high-performance structural materials, including carbon fibers, reinforcements, prepregs, honeycomb, matrix systems, adhesives and composite structures, used in commercial aerospace, space and defense and industrial applications such as wind turbine blades.

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Contact Information

Michael Bacal

(203) 352-6826

michael.bacal@hexcel.com